Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
MANUFACTURING AGREEMENT
BETWEEN
FLAMEL IRELAND LIMITED
AND
RECIPHARM PESSAC S.A.S.
DATED: 1 OCTOBER 2022

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
MANUFACTURING AGREEMENT
THIS MANUFACTURING AGREEMENT (this “Agreement”) dated as of 1 October 2022 (“Effective Date”) is hereby made by and between Flamel Ireland Limited, a company duly organized and existing under the laws of Ireland, having its registered office at 10 Earlsfort Terrace, Dublin 2, D02T380 IRELAND (“AVADEL”) and Recipharm Pessac, a French Société par Actions Simplifiée with the registered number 807 679 386 and having its principal place of business at 11 avenue Gustave Eiffel, 33600 Pessac, FRANCE (“RPC”).
PRELIMINARY STATEMENTS
WHEREAS, AVADEL is in the business of developing, manufacturing, marketing and/or selling certain pharmaceutical products, including without limitation, the Product (as defined below); and
WHEREAS, RPC provides development, manufacturing, analytical and other services to the pharmaceutical industry and has the requisite good manufacturing practices expertise, financial assets, personnel and facilities to enable it to manufacture and supply the Product; and
WHEREAS, AVADEL and RPC wish to enter into an arrangement wherein RPC shall manufacture, package and perform quality control of Product for AVADEL in accordance with the terms and conditions set forth in this Agreement; AVADEL will conduct market release of secondarily packaged Product for sale in the United States; and
NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual covenants and promises set forth herein, the Parties hereby agree as follows:
1.DEFINITIONS.
As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.
“Adverse Event” shall have the meaning assigned in Section 8.6(b).
“Affiliate” when used with reference to any Party (as defined below), means any Person (as defined below) controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.
“Agreement” shall have the meaning assigned in the Preamble.
“AVADEL” shall have the meaning set forth in the Preamble.
“Avadel Intellectual Property” shall mean any and all intellectual property, including, without limitation, inventions (including, but not limited to, Improvements), patents, patent applications, copyrights, trademarks, trade secrets, and know-how owned by, licensed to (with rights to sublicense), or acquired by, AVADEL relating to or necessary for the production of oxybate products, including the Product.
“Avadel Material” shall mean the active pharmaceutical ingredient and the foils for use in packaging that AVADEL shall supply to RPC to enable RPC to manufacture and supply Product.
“Avadel Material Specifications” means the specifications for the Avadel Materials for the Product, as may be amended in writing from time to time by AVADEL upon the written consent of RPC, such consent not to be unreasonably withheld.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
“Average Unit Purchase Price” means the sum of the prevailing Purchase Price set forth on Schedule 1 of this Agreement (consisting of the added prices of one 4.5 g unit, one 6 g unit, one 7.5g unit and one 9 g unit) divided by four.
“cGMP” means the current Good Manufacturing Practices for medicinal products corresponding to the applicable geography in which the Product is to be sold.
“Certificate of Destruction” means a certificate evidencing RPC’s destruction of the Avadel Materials, Intermediate, work in progress, Product, packaging and/or labeling, which RPC shall provide to AVADEL upon AVADEL’s request.
“Change” means any change that may impact the registration or filing of the Product, including but not limited to changes in the Process (as defined below), packaging components, analytical specifications or methods, Product Specifications (as defined below), Testing Specifications (as defined below), Production Facility (as defined below), equipment, storage, raw materials or components.
“Confidential Information” shall have the meaning assigned in Section 12.1.
“Contract Year” means, for the initial Contract Year, the period beginning on the Effective Date and ending on December 31st of such year, and, for each subsequent Contract Year during the term, the period beginning January 1st of a given year and ending on December 31st of such given year.
“Defaulting Party” shall have the meaning assigned in Section 14.2.
“Effective Date” shall mean the date set forth in the Preamble.
“EHS” shall have the meaning assigned in Section 6.
[***]
“FDA” means the Food and Drug Administration of the United States, the governmental agency thereto having regulatory jurisdiction over the manufacturing, distribution and sale of drugs in the United States.
“Firm Order” shall have the meaning assigned in Section 4.1(a).
“Forecast” shall have the meaning assigned in Section 4.1.
“Governmental Authority” means any (i) national, state, provincial, local or any foreign or supranational government; (ii) governmental, regulatory or administrative authority, agency or commission; or (iii) any court, tribunal or judicial or arbitral body.
“Improvement” means any change, improvement, modification or development to (i) the Product; (ii) the Product Specifications; or (iii) the Process.
“Inability to Supply” shall have the meaning assigned in Section 5.5(c).
“Indemnitee” shall have the meaning assigned in Section 11.4.
“Intermediate” means immediate release (“IR”) and/or controlled release (“CR”) beads produced by RPC in accordance with the Production Standards set forth in Section 5.2.
“Initial Term” shall have the meaning assigned in Section 14.1.
“Latent Defect(s)” means, with respect to any Product supplied by RPC under this Agreement, a defect or defects in the Product that existed at the time of delivery to AVADEL but could not be

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
reasonably detected when the Product was tested in accordance with the Testing Specifications, or not detected when received and inspected at AVADEL distribution centers.
“Materials” means the Avadel Materials and the Other Materials required for the manufacture of the Product.
“Minimum Annual Quantity” shall mean [***] individual stick packs of Product per Contract Year for the initial Contract Year and for the 2023 Contract Year, and, for the 2024 Contract Year and each Contract Year thereafter during the Term, shall mean [***] individual stick packs of Product per Contract Year.
“Minimum Order Quantity” shall mean the quantity of Product to be ordered by AVADEL which is the [***] as defined in Schedule 1.
“Non-Conforming Product” shall have the meaning assigned in Section 5.11(a).
“Non-Defaulting Party” shall have the meaning assigned in Section 14.2(a).
“Other Materials” shall mean all materials (other than the Avadel Materials) required for the production of Product which shall be purchased by RPC for the account, and at the sole cost and expense of RPC. This includes, for example, all excipients, and packaging components except for the [***].
“Other Material Specifications” means the specifications for the excipients, components and packaging for the Product, as may be amended by written agreement of the Parties.
“Party” means AVADEL or RPC, and when used the plural, means AVADEL and RPC, collectively.
“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.
“Process” means the process by which RPC shall manufacture the Product for AVADEL in accordance with the Production Standards and pursuant to this Agreement, as may be amended by written agreement by the Parties from time to time. A description of the Process, as contemplated as of the Effective Dates is set forth in Schedule 3 of this Agreement.
“Product” means the product identified on Schedule 1 to be manufactured and supplied by RPC for AVADEL in accordance with the Productions Standards pursuant to this Agreement.
“Product Specifications” means the handling, composition, quality, production, packaging, storage and shipping procedures and specifications regarding the Product to be supplied by RPC pursuant to this Agreement, as may be amended from time to time by written agreement of the Parties. The initial Product Specifications are included in this Agreement as Schedule 2.
“Production Facility” means the RPC’s facility or facilities where the Product is to be manufactured located at 11 avenue Gustave Eiffel, 33600 Pessac, FRANCE.
“Production Facility Capacity” means the amount of Product that can be reasonably manufactured by RPC at the Production Facility according to the Process in an applicable Contract Year. Under no circumstances shall the Production Facility Capacity be less than [***] individual stick packs of Product per Contract Year.
“Production Standards” shall have the meaning assigned in Section 5.2.
“Purchase Order” or “Order” shall have the meaning assigned in Section 4.2(a).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
“Purchase Price” means the price described in Section 9 and set forth on Schedule 1 to be charged by RPC for sale of the corresponding quantity of Product to AVADEL pursuant to this Agreement.
“Quality Agreement” shall have the meaning assigned in Section 7.1.
“Quantity Statement” shall have the meaning assigned in Section 3.1.
“Quarter” or “Quarterly” means a quarterly accounting period ending on March 31, June 30, September 30 and December 31 of each calendar year; provided, however, that an appropriate adjustment be made in respect of the first and/or final Quarter in the event that such period is less than a full calendar quarter.
“Renewal Term” shall have the meaning assigned in Section 14.1.
“RPC” shall have the meaning set forth in the Preamble.
“RPC Intellectual Property” shall mean any and all intellectual property, including, without limitation, inventions, patents, patent applications, copyrights, trademarks, trade secrets, and know-how owned by, licensed to (with rights to sublicense), or acquired by, RPC that relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally.
“Term” shall have the meaning set forth in Section 14.1.
“Termination Date” shall have the meaning assigned in Section 14.5.
“Testing Specifications” means the corresponding testing procedures and testing specifications with respect to each of the Product, Avadel Material, and Other Material (as may be amended by written agreement of the Parties from time to time) utilized to ensure the Product, Avadel Material, and Other Material comply with the respective Product Specifications, Avadel Material Specifications, and Other Material Specifications.
“Third Party” means a Person that is neither a Party nor an Affiliate of a Party.
2.APPOINTMENT AND ACCEPTANCE.
2.1 Pursuant to the terms of this Agreement, AVADEL hereby appoints RPC as its non-exclusive commercial manufacturer for supply of the Product. RPC hereby accepts such appointment and agrees to carry out its obligations to AVADEL pursuant to the terms of this Agreement. The Parties acknowledge and agree that AVADEL’s outstanding Orders for the Product submitted to RPC prior to the Effective Date and RPC’s activities relating to the manufacture and supply of such Product prior to the Effective Date shall be handled in accordance with the terms and conditions of this Agreement.
2.2 Minimum Annual Quantity. Subject to Section 2.3 below, AVADEL shall place a sufficient quantity of Purchase Orders such that at least the Minimum Annual Quantity of Product is delivered to AVADEL each Contract Year, and each such Purchase Order shall be for batches of at least the Minimum Order Quantity.
2.3 If during any given Contract Year, the total amount of Product purchased by AVADEL to be delivered within that Contract Year is less than the Minimum Annual Quantity, then, RPC may require AVADEL to pay [***] of the Average Unit Purchase Price multiplied by the difference between the actual quantity of the Product purchased and the Minimum Annual Quantity.
2.4 The Product volumes set forth in all Orders accepted in accordance with Section 4.3 below shall count toward the Minimum Annual Quantity in the Contract Year in which such Product was

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
supposed to be delivered regardless of whether RPC is able to manufacture and supply such Product provided that Avadel has delivered the Avadel Materials in accordance with Section 3 below.
3.PROVISION OF AVADEL MATERIAL.
3.1 Supply of Avadel Material. AVADEL, at no cost to RPC, shall deliver to RPC, quantities of Avadel Material, in accordance with the forecast provided by AVADEL pursuant to this Agreement, for the production of the Product ordered by AVADEL. Each shipment of Avadel Material, accompanied by the appropriate certificate of analysis or certificate of analysis and conformity for the foils from the manufacturer and a statement of the amount of Avadel Material being delivered (the “Quantity Statement”) shall be delivered to RPC at least [***] before the scheduled production date mutually agreed upon by the Parties. All Avadel Material provided by AVADEL hereunder shall conform to the Avadel Material Specifications.
3.2 Protocol for Receipt and Rejection of Avadel Material.
(a)RPC shall perform quality control testing of each batch of Avadel Material delivered by AVADEL pursuant to Section 3.1 in accordance with the Testing Specifications then in effect, to confirm: (i) that each batch of Avadel Material delivered by AVADEL conforms with the then current Avadel Material Specifications and is within an acceptable range of conformity with the applicable certificate of analysis or certificate of analysis and conformity for the foils, which range the Parties shall agree upon and may agree to modify from time to time; and (ii) the quantity of such batch.
(b)Subject to Section 3.2(c), within [***] after RPC’s receipt of each batch of Avadel Material, RPC shall provide AVADEL with written notification as to whether such batch corresponds to: (i) the Avadel Material Specifications to be used to produce the Product; (ii) the Quantity Statement; and (iii) the applicable certificate of analysis. RPC’s failure to provide notice in a timely manner with respect to any batch of Avadel Material shall be deemed an acknowledgement by RPC that the Avadel Material and the quantity is as stated by AVADEL in its delivery documents.
(c)In the event that RPC determines that any batch of Avadel Material does not conform with the Avadel Material Specifications or the applicable certificate of analysis or certificate of analysis and conformity for the foils or the Quantity Statement, RPC shall notify AVADEL thereof immediately after such determination after RPC’s receipt of such batch and shall not use such batch of Avadel Material for the production of the Product until the conformity of such batch is established or negated as set forth in this Section 3.2(c). AVADEL, together with any Third-Party manufacturer that supplied AVADEL with the batch of Avadel Material in question, shall have the right to examine and test any batch of Avadel Material that RPC claims to be non-conforming. Notwithstanding Section 17.15 in the event the Parties cannot agree as to whether any batch of Avadel Material conforms with the Avadel Material Specifications or the applicable certificate of analysis, the Parties shall designate an independent testing laboratory to determine same with agreed methods, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory shall be borne by the Party adversely affected by such findings and to the extent each Party is adversely affected, the Parties shall negotiate in good faith the appropriate allocation of such expenses. In the event that any such batch of Avadel Material is ultimately agreed or found not to conform with the Avadel Material Specifications or the applicable certificate of analysis, AVADEL shall, at its option, re-work or replace (or have re-worked or replaced) such batch at [***], including charges incurred by RPC for shipping and/or storage, and RPC shall be excused for any production delay generated by the issue only to the extent and duration of such delay caused by such nonconformance; provided, however, that if AVADEL does not arrange for such re-working or replacement, RPC shall be excused from its obligation to produce that quantity of the Product ordered by AVADEL that would have been produced from such rejected batch of Avadel Material. At AVADEL’s discretion [***] cost and expense, RPC shall deliver to AVADEL (or its designee), or destroy, any rejected batch of Avadel Material.
3.3 Ownership.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
(a)AVADEL shall retain all right, title and interest in and to any Avadel Material delivered to RPC pursuant to this Agreement, including Avadel Material and foil sachets included in any work in progress and the Product.
(b)All Other Materials required for the production of the Product shall be purchased by RPC for the account, and at the sole cost and expense of RPC. Prior to use, RPC shall ensure that the Other Materials comply with the Other Material Specifications and that the Other Material is purchased from only those Third Party manufacturers that have been approved in writing by AVADEL.
3.4 Risk of Loss. Subject to Section 5.3(c)-(d) below regarding loss of Avadel Material in production and subject to Section 11.7, in the event of any loss of or damage to any Avadel Material while RPC has custody and control over same that results from RPC’s gross negligence, recklessness or willful misconduct or RPC’s failure to handle or store such Avadel Material in accordance with Avadel Material Specifications, RPC shall indemnify AVADEL for the replacement cost of such Avadel Material. RPC’s liability under this Section 3.4 for loss or damage to Avadel Material shall commence upon RPC’s receipt of such Avadel Material and end upon commencement of the Product manufacturing Process.
4.FORECASTS; ORDERS.
4.1 Forecasts. Within thirty [***] of the Effective Date and thereafter monthly during the Term, AVADEL shall submit to RPC in good faith, an estimated rolling [***] forecast of the quantity of Product AVADEL expects to order (each such forecast, a “Forecast”). The Forecast shall not exceed the Production Facility Capacity and shall identify:
(a)for the first [***], requirements which shall constitute Firm Orders and which may not be varied or cancelled by AVADEL (“Firm Order”); and
(b)for the months [***], requirements which shall be forecast requirements but whose quantities for any particular month shall not be varied by AVADEL by more than plus or [***] in the next Forecast unless agreed otherwise by RPC.
Orders shall be promptly accepted by RPC, except if any given Order exceeds most recent Forecasts by [***] or the Production Facility Capacity, then RPC shall promptly notify AVADEL if RPC is reasonably unable to supply the additional ordered quantity.
4.2 Orders.
(a)On or before the first day of each calendar month, AVADEL shall submit a purchase order for that portion that corresponds to the current firm order period of the latest Forecast (the “Purchase Order” or “Order”). AVADEL shall submit each Purchase Order to RPC at least [***] prior to the requested delivery date of the Product, taking into account the fact that the first [***] of the Forecast are binding for AVADEL.
(b)All Purchase Orders shall specify the quantity and type of Product ordered, the destination to which the Product is to be delivered, and the time and manner of delivery. While the equivalent in Intermediate quantity at the stage of blend ordered by AVADEL cannot be changed once a Purchase Order is submitted to RPC, the type (i.e., strength, such as 6.0 g or 7.5 g) of such ordered Product may be revised by Avadel at least [***] prior to the manufacture of such Product by RPC to enable AVADEL to adjust for inventory and market demands, and given that AVADEL has provided enough Avadel Material to enable RECIPHARM to manage this product mix change.
4.3 Acceptance of Purchase Order. RPC shall indicate its acceptance of AVADEL Purchase Orders for the Product by promptly acknowledging acceptance of each Purchase Order in writing within [***] of its receipt. In the event RPC does not acknowledge acceptance of a Purchase Order within [***], the Purchase Order shall be deemed accepted. Within such [***] acceptance period, RPC may choose to reject the Purchase Order if it sets forth a production and delivery schedule that is inconsistent with Section 4.1 or is not in line with the Production Facility Capacity or the Forecast. In accordance with the

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
Minimum Annual Quantity requirements of Section 2.2 above, RPC agrees that RPC will accept Purchase Orders from AVADEL each Contract Year for at least the Minimum Annual Quantity. In addition, the Parties agree that purchase orders issued by AVADEL in calendar year 2022 prior to the Effective Date shall be considered Purchase Orders governed by the terms of this Agreement.
4.4 Delivery; Invoicing; Payment.
(a)All Product shall be packaged as instructed by AVADEL and shall be accompanied by the appropriate documentation as defined in the Quality Agreement as well as appropriate customs documentation. All Product containers shall be appropriately labeled with the name and presentation of the Product, traceable batch number, date of manufacturing, date of expiration, quantity of Product and storage conditions. All shipments shall be appropriately labeled with the name and presentation of the Product, traceable batch number, date of manufacturing, quantity of Product containers and storage conditions. The packing slip for the Product shall also contain item number, quantity of Product, shipment date, and ship to address as specified by AVADEL. RPC shall deliver each shipment of Product, [***] Pessac France. The title to the Product (except Avadel Materials) and risk of loss to Product shall pass to AVADEL upon delivery of the Product in accordance the agreed INCOTERMS. Subject to Section 4.4(d), RPC shall invoice AVADEL at the time of shipment of the Product delivered in accordance with this Section 4.4(a). Each such invoice shall include the invoice number, unit price, and total price of the Products contained in the shipment in question and shall also contain a statement that the shipping cost shall be borne by AVADEL as well as the information contained on the packing slip with each shipment as set forth in this Section 4.4(a). Furthermore, any such invoice should include the lot number and quantity of Avadel Material used to manufacture the Product.
(b)AVADEL shall pay all undisputed invoices net [***] of the date of AVADEL receipt of the invoice. RPC shall invoice upon delivery of the Product, and all invoices shall be sent electronically by RPC to[***]. Any invoice (including the underlying expenses set forth in same) not sent within [***] of the corresponding shipment shall be null and void. If the undisputed invoice is not paid within the [***] timeframe, interest shall be charged to AVADEL at the lesser of i) on an annualized basis, [***] above the Barclays Bank plc base rate from time to time, computed from the payment due date as indicated in the applicable invoice and until complete payment is received, or ii) the maximum amount allowed by applicable law. All invoices and payments required to be paid hereunder shall be in Euro, and all such payments shall be made electronically in immediately available funds to an account designated by RPC, unless the Parties agree to settle such payments through other means.
(c)In addition to AVADEL rights under this Section 4.4, AVADEL or its designee shall confirm the quantity of the Product contained in any shipment. In the event the quantity of the Product shipped is greater or less than the quantity reflected in RPC’s invoice for such shipment, then within [***] after AVADEL or its designee’s receipt of such shipment AVADEL shall notify RPC concerning such overage or shortage, and, unless RPC disputes such notice, the amount of such invoice automatically shall be increased or reduced, as the case may be, to reflect the actual quantity of the Product contained in such shipment. In the event AVADEL has already overpaid such invoice, any amount of overpayment shall be reimbursed or credited to AVADEL at AVADEL’s election, within [***] of notice of occurrence.
(d)AVADEL shall have the right to withhold payment of the portion of any invoice that is in bona fide dispute under this Section 4.4 until such dispute has been resolved.
(e)The Parties acknowledge that capital improvements may be required in the future at the Production Facility in order to enable RPC to continue manufacturing Product under this Agreement. In the event such capital improvements are indeed required, the Parties will work in good faith to identify and agree upon the extent of such improvements.
5.PRODUCTION OF PRODUCT.
5.1 Storage and Handling. RPC shall store and handle the Product in accordance with the Product Specifications and the Quality Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
5.2 Production Standards. RPC shall produce the Product and Intermediate thereof in conformity with the Process, cGMP, all applicable laws, the Quality Agreement, the Product Specifications and Testing Specifications (collectively, the “Production Standards”).
5.3 Materials; Inventories; Yield.
(a)All Other Materials shall be purchased by RPC for the account and at the sole cost and expense of RPC and prior to use, RPC shall ensure that all Other Materials conform with the Other Material Specifications.
(b)In addition to any records required to be maintained by applicable law, within [***] of the end of a month, RPC shall provide monthly reports to AVADEL in such form as AVADEL shall specify, and shall maintain accurate books and records of account, indicating opening and closing inventories of all work-in-progress (broken down into material balances for Avadel Material and finished Product) for the preceding month and also indicating for such month all quantities of the Product manufactured and quantities of the Product delivered for the account of AVADEL. All such books and records of account shall be maintained during the Term and for a period of [***] thereafter and shall be made available for review upon request by AVADEL.
(c)Based on the average yield rate during the first Contract Year and allowing for a margin for error, the Parties shall establish a minimum yield rate (the “Minimum Yield Rate”) for specific items of the Avadel Material required to produce the Product which shall thereafter be compared to the actual yield rate (“Actual Yield Rate”). The Minimum Yield Rate and Actual Yield Rate shall be reconciled on an annual basis using data from commercial batch production and shall factor in losses of Avadel Material during the production of the Product but shall not factor in damages or losses to Avadel Material not in the production of the Product (e.g., damage, theft, etc.). RPC shall use commercially reasonable efforts to achieve an Actual Yield Rate that is higher than the Minimum Yield Rate in connection with all Avadel Material Processed during each Contract Year.
(d)If RPC’s Actual Yield Rate for producing Product for any consecutive [***] period during the Term of this Agreement is below the Minimum Yield Rate for producing Product, then RPC shall reimburse AVADEL for the difference between the value of the Avadel Materials (i) in the quantities of Product that should have been produced if the Minimum Yield Rate had been achieved and (ii) in the actual quantities of Product that RPC produced and provided to AVADEL. Note, RPC will not be liable to reimburse AVADEL where the reasons for the shortfall in yield are attributable to AVADEL, Avadel Material or are due to reason which are not reasonably within RPC’s control. RPC shall either pay such reimbursement to AVADEL, or issue AVADEL a trade credit therefore, as the Parties may agree. Furthermore, both Parties agree to discuss the reasons for any shortfall and agree actions to address the issues arising. Upon reasonable notice, and not more than once every [***], an AVADEL representative will have the right to conduct a physical inventory reconciliation of all Avadel Material, Intermediate, Product and work-in-progress at RPC’s Production Facility solely for the purpose of reconciling active pharmaceutical ingredient quantities and usage for controlled substance compliance purposes; however, RPC shall certify to AVADEL, quarterly, the inventory levels of such Avadel Material, Intermediate, Product and work-in-progress at RPC’s Production Facility.
5.4 Shortage of Supply. RPC shall notify AVADEL immediately upon becoming aware of an event of force majeure under Section 15 or any other event that would render RPC unable to supply the quantity of the Product to AVADEL that RPC is required to supply hereunder. In such event, RPC shall implement all reasonable measures to remedy such shortage.
5.5 Inability to Supply.
(a)To the extent that RPC fails to deliver the Product in accordance with AVADEL’s Purchase Order, RPC shall use its best efforts to make up such Purchase Order during the next manufacturing cycle.
(b)In the event of an Inability to Supply (as defined in Section 5.5(c)), RPC agrees to meet with AVADEL as reasonably requested by AVADEL to discuss options to resolve the Inability to Supply

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
(defined below) and/or to minimize the impact of the Inability to Supply to AVADEL. In any case, RPC shall cooperate with AVADEL in taking all actions that the Parties deem reasonably necessary in order to remedy such Inability to Supply. In the event of [***] events of an Inability to Supply occur within any consecutive [***] period, RPC agrees to reimburse AVADEL for [***] of the invoiced price for such Orders which are subject to the event of an Inability to Supply.
(c)An “Inability to Supply” means RPC’s failure for reasons within its control, to supply AVADEL with at least [***] of the full quantity of Product ordered by AVADEL pursuant to Section 4.2 and accepted by RPC pursuant to Section 4.3.
5.6 Status Meetings. Quarterly or on an as needed basis, the Parties shall meet, at such times and in such places as the Parties shall deem appropriate, to discuss technical developments and potential Improvements with respect to the Process and the Product.
5.7 Product Improvements. From time to time during the Term, either Party may submit to the other written proposals for the adoption, implementation or development of any change, improvement, modification, or development of any Improvement to the Product. Notwithstanding the foregoing, any such Improvement to the Product shall be subject to the agreed upon change control requirements as set forth in the Quality Agreement. All Improvements to the Product shall be owned exclusively by AVADEL.
5.8 Process Improvements. To ensure that the quality of the Product is not altered, RPC agrees that no Improvement to the Process shall be made without the prior written notification to and written approval of AVADEL and the allocation of costs and expenses for any such Improvement to the Process shall be discussed and agreed by the Parties. Notwithstanding the foregoing, any such Improvement to the Process shall be subject to the agreed upon change control requirements as set forth in the Quality Agreement. All Improvements to the Process shall be owned exclusively by AVADEL provided that RPC shall have a royalty free, worldwide, non-exclusive license to use any such Process Improvements to the extent not inconsistent with Section 12 (Confidentiality) or Section 16 (Intellectual Property) of this Agreement.
5.9 Ongoing Productivity Efforts.
(a)RPC will help generate and implement ideas to reduce annual costs and mitigate market increases, such as improvements in quality, service, yields, price, freight, packaging, or component costs, consumption or inventory reduction. Any such reduction in annual costs or improvements shall be discussed between RPC and AVADEL. Key performance indicators (KPIs) or metrics will be agreed upon by the Parties, and RPC will report out on any such required KPIs/metrics to AVADEL on a Quarterly basis.
5.10 Change Implementation.
(a)Upon the request of AVADEL, RPC shall make any Changes in the Process, Material Specifications, Product Specifications and/or Testing Specifications that are required or requested by any applicable Governmental Authority; provided, however, that if either Party reasonably demonstrates that any such Change will result in an increase or decrease in production costs to RPC, the Parties shall negotiate in good faith and agree upon a corresponding adjustment to the Purchase Price payable to RPC prior to RPC being required to implement such change. Notwithstanding the foregoing, any such Change shall be subject to the agreed upon change control requirements as set forth in the Quality Agreement.
(b)Other Changes to the Process, Material Specifications, Product Specifications and/or Testing Specifications shall be by mutual agreement of the Parties, provided, however, RPC shall not unreasonably refuse any request from AVADEL to make any Changes desired by AVADEL. Any Changes to Process, Product Specifications and/or Testing Specifications shall be implemented on terms and conditions to be agreed upon in good faith, which may include but are not limited to, reasonable adjustments (which may be upward or downward, as appropriate) to the Purchase Price payable to RPC for its services hereunder. Notwithstanding the foregoing, any such Change shall be subject to the agreed upon change control requirements as set forth in the Quality Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
5.11 Non-Conforming Product.
(a)A Product that does not conform with the applicable Production Standards (as may be in effect from time to time) as at the date of delivery for any reason shall be deemed to be a non-conforming product (“Non-Conforming Product”). AVADEL shall inspect Products delivered and review the certificate of analysis for the Products and report to RPC as to any Non-Conforming Product [***] of its receipt at the AVADEL plant or that of its designee. A Product will be deemed accepted if rejected within such time frame, and AVADEL shall not be entitled to reject such Product provided however that, AVADEL or its designee may nevertheless reject a Product as a Non-Conforming Product if the reason such Product does not conform with the applicable Production Standards is a Latent Defect.
(b)RPC shall have the right to examine and test any Product that AVADEL claims to be a Non-Conforming Product and shall notify AVADEL in writing of the results of such examination. Notwithstanding Section 17.15, in the event the Parties cannot agree as to whether or not any Product is a Non-Conforming Product, the Parties shall designate an independent testing laboratory to determine same, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory testing shall be borne by the Party whose position is determined to have been in error or if the laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses of the laboratory.
(c)In the event that any such Product is ultimately agreed or found to be a Non-Conforming Product by the Parties or, if appropriate, the aforementioned independent testing laboratory, RPC shall use its best efforts to replace such Product as soon as possible at RPC’s expense, as well as charges incurred by AVADEL for shipping and/or storage. AVADEL shall not be required to pay for any Product that ultimately is agreed or found to be a Non-Conforming Product.
5.12 Remaining Quantity of Intermediate. The Parties acknowledge that a surplus amount of Intermediate may exist after production of Product according to one or more applicable Purchase Orders. In the event FDA does not allow for such surplus Intermediate to be utilized in future production of Product and requires such Intermediate to be discarded, RPC will be allowed, on an annual basis, to invoice AVADEL for quantities of surplus Intermediate not used in Product as well as the reasonable cost for destruction of same. RPC shall provide a corresponding Certificate of Destruction for any such destroyed surplus Intermediate.
6.ENVIRONMENTAL HEALTH AND SAFETY (“EHS”).
6.1 General. RPC shall comply with all applicable laws, guidelines, and regulations relating to Environmental Health and Safety, transportation of hazardous materials, and waste management. RPC shall cooperate with AVADEL in connection with AVADEL’s determination of RPC’s compliance with its EHS obligations, including without limitation, providing relevant EHS documentation requested by AVADEL. RPC will obtain, hold and maintain all necessary licenses, approvals, permits, and authorizations, and complete any necessary notifications related to the handling and use or production of AVADEL Products and all related Production Facility operations.
6.2 EHS Inspections. When requested by AVADEL, RPC shall complete and return an EHS questionnaire provided by AVADEL within [***] of receipt. Based on a review of this completed questionnaire, AVADEL may determine if an EHS site assessment of the Production Facility is required. During normal business hours and upon reasonable advanced written notice by AVADEL, RPC shall permit AVADEL employees and/or representatives to conduct an EHS assessment of the Production Facility or other premises. Such assessment may include, but is not limited to, an evaluation of RPC’s business interruption and liability risks and compliance with laws. RPC shall fully cooperate in any such assessment and comply with any reasonably requested corrective actions.
6.3 Worker Exposure and Protection. To the extent required, given the nature and characteristics of the AVADEL material, RPC shall ensure that its personnel (including its employees, Contractors and agents) and AVADEL personnel (including its employees, Contractors and agents) are protected from Avadel Material and/or Avadel Material process exposures through either engineering infrastructure,

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
personnel protective equipment (PPE) or a combination of both. Upon AVADEL request, the RPC shall provide data or conduct workplace monitoring which demonstrates the effectiveness of the controls.
6.4 Notification. RPC agrees that it will notify AVADEL in writing as promptly as possible of any incidents pertaining to the use and handling or production of the Avadel Material including but not limited to, fire, explosion, environmental event, injury and/or physical damage for incidents which have the potential to impact the RPC’s ability to perform the AVADEL contracted work safely. RPC agrees to promptly notify AVADEL in writing of any additional EHS information pertaining to the Avadel Material.
6.5 Waste Disposal. RPC shall provide AVADEL in writing a list of all disposal methods, haulers, brokers, and disposal sites utilized for the disposal of waste generated by RPC in connection with the use or manufacture of Avadel Materials, work in progress, Intermediates or Products. If requested by AVADEL, RPC shall provide a Certificate of Destruction or a form reasonably acceptable to AVADEL. RPC shall not change its disposal methods relating to Avadel Materials, work in progress, Intermediates or Products without AVADEL’s prior written consent. RPC shall and shall ensure that its waste vendors properly dispose of all indirect waste streams that may contain Avadel Materials, work in progress, Intermediates, Products, packaging and/or labeling in a manner that ensures that such Avadel Materials, work in progress, Intermediates, Products, packaging and/or labeling are not reusable or recognizable.
7.QUALITY CONTROL.
7.1 Quality Agreement. Prior to or simultaneous with the execution of this Agreement, the Parties will enter into the quality agreement as annexed hereto as Exhibit A (the “Quality Agreement”). The fully executed Quality Agreement is hereby incorporated and made a part of this Agreement.
7.2 Quality Audit. AVADEL shall have the right to visit RPC’s Production Facility and conduct quality audits once every [***] in accordance with the terms of the Quality Agreement at no cost to AVADEL. Any additional inspections by AVADEL shall be reasonably permitted by the RPC at AVADEL’s cost of [***] unless such inspection is a ‘for cause’ audit contemplated by Section 3.9 of the Quality Agreement, in which case there will be no cost to AVADEL for such ‘for cause’ audit.
7.3 Person in Plant. During validation of the Process or in the event of a Change, AVADEL shall be permitted to have, at no additional cost, representatives or consultants located at the Production Facility during such validation or Change implementation (i.e., a person-in-plant) with reasonable access to the Process area(s) (e.g., suite) in the Production Facility during the manufacture of Product for the purpose of providing technical oversight, which may include observing, reporting on, and consulting as to such manufacturing efforts. RPC shall reasonably cooperate in enabling such AVADEL employees, representatives or consultants to carry out their technical oversight responsibilities.
8.COMPLIANCE WITH LAW AND REGULATORY MATTERS.
8.1 Licenses and Permits. RPC shall be responsible for obtaining and maintaining during the Term, all regulatory approvals necessary to: (i) import the Avadel Materials; and (ii) test, manufacture, and supply (including export) the Product to AVADEL.
8.2 Record Retention. Any books and records relating to the receipt, manufacture, storage, handling or testing of the Product and any Material(s) used in the manufacturing of the Product shall be maintained under this Agreement by RPC or its Affiliates in accordance with applicable laws, rules and regulations of the United States and the jurisdiction of the Production Facility.
8.3 Regulatory Matters. Any books and records relating to the receipt, manufacture, storage, handling or testing of the Product and Materials shall be maintained under this Agreement by RPC in accordance with applicable laws, rules and regulations of the United States and the jurisdiction of the Production Facility.
8.4 Regulatory Compliance. RPC shall notify AVADEL within [***] if any warning, citation, indictment, claim, lawsuit or proceeding issued or instituted by any federal, foreign, state, local or foreign

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
governmental entity or agency against RPC or any of its Affiliates or of any revocation of any license or permit issued to RPC or any of its Affiliates, to the extent that such occurrences relate to RPC’s performance hereunder. RPC shall promptly provide AVADEL with copies of the relevant portions of any documents or a written summary of any oral observation received by RPC in connection with the matters set forth in this Section 8.4.
8.5 Technical Support. Upon notification to RPC that AVADEL has received a complaint or inquiry regarding the safety, efficacy, or quality of the Product, RPC shall, within a reasonable period, supply AVADEL with an analysis (which may include a full analysis, if warranted) of retained samples of the batch(es) of the Product in question versus the Product Specifications.
8.6 Adverse Event Reporting.
(a)Adverse Events (as defined below) for the Products of which RPC becomes aware shall be reported to AVADEL at [***] within the shortest reporting timeline in which RPC has agreed to report adverse events for any other product manufactured by RPC for any other RPC client, which, for AVADEL, in no event shall exceed [***] from the time RPC first becomes aware of such Adverse Event. RPC shall use reasonable efforts to obtain and report the name and contact information of the person experiencing the Adverse Event as well as the general nature of such Adverse Event.
(b)For purposes of this Section 8.6, an “Adverse Event” for any Product is defined as any untoward medical occurrence (or worsening of a pre-existing medical condition) in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have a causal relationship with the Product. For the sake of clarity, an Adverse Event could include, but is not limited to, any unfavorable or unintended sign (e.g., abnormal laboratory finding), symptom, or disease temporarily associated with the use of the Product, whether or not considered related to the Product.
9.PURCHASE PRICE.
9.1 Defined. For purposes of this Agreement, the “Purchase Price” for the applicable Products are set forth in Schedule 1. The Purchase Price shall include the costs and expenses for the Other Materials; testing and release of Avadel Material and the manufacture, package, test and quality release of Product; annual product reviews; reference and retention samples; and maintenance of quality systems and routine manufacturing waste Product disposal costs and expenses but shall not include the cost of the Avadel Material which shall be supplied by AVADEL at AVADEL’s cost. Unless otherwise expressly specified in this Agreement or otherwise set forth in a writing signed by a Party, there are no additional other fees or expenses to be paid by AVADEL that are applicable to RPC’s performance of its obligations and the supply of Product hereunder.
9.2 Notwithstanding anything to the contrary herein, RPC shall be solely responsible for any maintenance investment (including, but not limited to, replacement of existing equipment and tooling) relating to RPC’s operations or general obligations in this Agreement and the Quality Agreement, including investments that may be required and/or related to RPC’s obligations herein to comply with all applicable laws, rules and regulations of the United States and the jurisdiction of the Production Facility. In the event RPC determines that any investments required to comply with applicable laws, rules or regulations of the United States and the jurisdiction of the Production Facility are extraordinary and related solely to RPC’s production of Product hereunder, RPC may detail such costs and its concern in writing to AVADEL for review and discussion as to how such costs should be handled.
9.3 Payments. AVADEL shall pay all invoices for the Purchase Price in accordance with Section 4.4.
9.4 Taxes. Any and all taxes imposed upon or with respect to or measured by the sale or delivery by RPC to AVADEL of the Product in accordance with AVADEL instructions (other than taxes levied upon RPC’s gross or net income) shall be for AVADEL account. RPC acknowledges all shipments of Product manufactured under this Agreement will be exported out of France. As such, the Parties will work in good faith to minimize any value-added tax (VAT) to no more than that legally required. It is understood and agreed that each party shall be responsible for administering and paying all taxes, penalty

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
and interest applicable and arising under applicable regulation and tax laws (in respect of this Agreement).
9.5 The Purchase Prices shall be subject to customary yearly adjustments once per Contract Year (excluding the initial Contract Year) to reflect the changes in the United States Producer Price Index (“US PPI”) since the last price update in accordance with such US PPI. RPC shall provide AVADEL with at least [***] notice before the end of a current Contract Year of any such increase to begin in the immediately subsequent Contract Year.
9.6 In the event of an increase in its overall costs of manufacturing and supplying the Product which is not captured by a Purchase Price increase under Section 9.5, RPC may increase the Purchase Price with immediate effect, provided that:
(a)RPC shall only be entitled to make one such increase in a Contract Year;
(b)such increase shall be subject to a [***] cap;
(c)RPC shall provide AVADEL with at least [***] notice of any such increase;
(d)RPC shall provide AVADEL with reasonable evidence of such increase in RPC’s costs. Such evidence shall be of a level of specificity for AVADEL to verify the difference in RPC’s costs of manufacturing and supplying the Product and should not be understood to mean ‘open book pricing’; and
(e)Any price increase above the [***] cap stated in Section 9.6(b) shall be discussed and agreed by the Parties in good faith.
10.REPRESENTATIONS AND WARRANTIES.
10.1 Both Parties. Each Party warrants and represents as of the Effective Date that such Party: (i) is authorized to enter into this Agreement; (ii) is aware of no legal, contractual or other restriction, limitation or condition that might affect adversely its ability to perform hereunder; and (iii) is in good standing under the laws of each jurisdiction in which it is incorporated or engages in business activities.
10.2 RPC. RPC warrants, as of the Effective Date and at all times during the Term, including without limitation for the Production Facility that (i) all Product manufactured and supplied under this Agreement shall conform to the applicable Production Standards when delivered in accordance with this Agreement; (ii) RPC has obtained all approvals required by all applicable Governmental Authorities for the performance of its obligations under this Agreement; (iii) the facilities and practices that shall be used in the performance of RPC’s obligations under this Agreement shall conform to the requirements of all applicable Governmental Authorities; (iv) at the time of delivery to AVADEL, all Product shall have a shelf life of no less than [***] of its approved shelf life; and (v) RPC shall comply with all applicable federal, state and local laws and regulations of the United States and the jurisdiction of the Production Facility.
11.RECALL; INDEMNIFICATION; INSURANCE; SECURITY MEASURES.
11.1 Investigation; Recall, Voluntary Withdrawal. In the event a Governmental Authority shall allege or prove that a Product does not comply with applicable rules and regulations in a country where the Product is marketed, distributed and sold, AVADEL shall notify RPC immediately, and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. If a Government Authority requires recall of a Product, or if AVADEL should deem it appropriate to voluntarily withdraw a Product, both such circumstances being subject to Section 11.7 below, then to the extent that such recall or withdrawal is due to any gross negligence, recklessness or wrongful intentional acts or omissions or breach of Section 10.2 by RPC, RPC shall reimburse AVADEL for the actual cost of manufacture (through final packaging) of the quantity of Product so recalled and shall bear the actual cost of conducting the recall or withdrawal in accordance with the recall guidelines of the applicable

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
Governmental Authority. Otherwise, AVADEL shall bear all costs and expenses associated with such recall or withdrawal.
11.2 Indemnification By RPC. Subject to Section 11.7, RPC shall indemnify, defend and hold harmless AVADEL, its Affiliates, its sublicensees and distributors, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses whatsoever (including reasonable fees of attorneys and/or other professionals) arising out of or resulting from claims, demands, or actions by Third Parties based upon:
(a)Any breach of RPC’s, warranties set forth in this Agreement (including but not limited to those relating to confidentiality and compliance with law);
(b)Personal injury (including death) or property damage relating to or arising out of any manufacture of the Product by RPC or its Affiliates due to any gross negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, RPC or its Affiliates, and their respective directors, officers, employees and agents; or
(c)RPC’s or its Affiliates’ gross negligence, recklessness or willful misconduct in the manufacture of the Product.
11.3 Indemnification By AVADEL. AVADEL shall indemnify, defend and hold harmless RPC and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs or expenses whatsoever (including reasonable fees of attorneys and/or other professionals) arising out of or resulting from claims, demands, or actions by Third Parties based upon:
(a)Any breach of AVADEL representations and warranties set forth in this Agreement;
(b)Personal injury (including death) or property damage relating to or arising out of any use, distribution or sale of the Product by AVADEL due to any gross negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, AVADEL and its directors, officers, employees and agents;
(c)AVADEL or its Affiliates’ gross negligence, recklessness or willful misconduct in the manufacture of the Product; or
(d)Any actual or alleged infringement or violation of any third-party patent, trade secret, copyright, trademark or other proprietary right by RPC in manufacturing the Product according to the Process and Production Standards.
11.4 Notice of Indemnification. In the event that any Person entitled to indemnification (an “Indemnitee”) under Sections 11.2 or 11.3 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party (“Indemnifying Party”) of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim; however, failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party shall actually have been prejudiced by such failure in a material manner. Thereafter, the Indemnitee shall deliver to the indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the claim. The indemnifying Party shall have the right to assume the direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided, that, such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of such claim. In any such proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnitee shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under this Section 11.4) at its own expense unless (i) the Indemnitee and the indemnifying Party shall have mutually agreed on the retention of counsel, (ii) the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying Party, or (iii) the named Parties (including the impleaded Parties) include both the

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
indemnifying Party and the Indemnitee, and representation of all Parties by the same counsel would be inappropriate in the opinion of the Indemnifying Party’s counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the Indemnifying Party’s counsel may be retained to represent Indemnitee at the Indemnifying Party’s expense.
11.5 Complete Indemnification. As the Parties intend complete indemnification, all reasonable costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 11.2 and 11.3 shall also be reimbursed by the Indemnifying Party.
11.6 Insurance.
(a)During the Term and for [***] thereafter, RPC shall obtain and maintain, at its sole cost and expense, general liability insurance, with endorsements for contractual liability, business interruption and product liability with coverage limits of not less than [***] per occurrence and not less than [***] in the aggregate. The minimum level of insurance set forth herein shall not be construed to create a limit on RPC’s liability hereunder. RPC shall maintain insurance to cover the Avadel Material while in RPC’s storage.
(b)Upon request of AVADEL during the Term, RPC shall furnish to AVADEL a certificate of insurance evidencing such coverage no later than [***] after AVADEL’s request.
11.7 Limitation of Liability.
(a)Nothing in this Agreement shall limit or exclude RPC’s liability for:
(i)death or personal injury caused by its negligence;
(ii)fraud or fraudulent misrepresentation; or
(iii)any other liability which cannot be limited or excluded by applicable law.
(b)Subject to Section 11.7(a), neither Party shall be liable to the other Party, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Agreement for any:
(i)loss of profits;
(ii)loss of sales or business;
(iii)loss of agreements or contracts;
(iv)loss of anticipated savings;
(v)loss of or damage to goodwill;
(vi)loss of use or corruption of software, data or information; or
(vii)indirect, incidental, exemplary, special, punitive, consequential or any other similar type of loss.
(c)Subject to Sections 11.7(a) and 11.7(d), RPC’s total aggregate liability to AVADEL in any Contract Year, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Agreement shall not exceed [***] of the aggregate amount paid by the AVADEL to RPC in during the [***] period prior to the occurrence of the claim.
(d)RPC’s maximum aggregate liability to AVADEL for any obligation to (i) refund, offset or replace any Non-Conforming Product; or (ii) replace any recalled Product will not exceed (in either case) [***] of the Purchase Price payable for the Non-Conforming or recalled Product as applicable.
12.CONFIDENTIALITY.
12.1 Generally. Each Party shall keep confidential and shall not use for any purpose other than the performance of such Party’s obligations under this Agreement, and shall cause its Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees and advisors to keep confidential and not to use for any purpose other than the performance of such Party’s obligations under this Agreement,

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
all information acquired from the other Party or its Affiliates, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all information concerning the Process, Avadel Intellectual Property, Avadel Materials, the contents and existence of this Agreement and all Production Standards, other than any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (ii) was already known to the receiving Party as evidenced by prior written documents in the receiving Party’s possession; or (iii) is disclosed to the receiving Party by a Third Party who or which is not in default of any confidentiality obligation to the disclosing Party (such information to which none of the foregoing exceptions applies, “Confidential Information”). Each receiving Party shall transmit, and shall cause each of its Affiliates to transmit, Confidential Information only to those of its employees, agents or representatives who shall need same for the purpose of this Agreement and shall take all necessary measures to assure that such employees, agents or representatives are bound by the same or equivalent confidentiality obligation as those provided in this Section 12. The obligations and rights set forth in this Section 12 shall survive for [***] following the termination of this Agreement provided that confidentiality obligation in relation to any trade secrete shall remain confidential until such time as they are no longer trade secrets.
12.2 Exceptions. The provisions of Section 12.1 shall not apply to Confidential Information: (i) that is submitted by the receiving Party to Governmental Authorities to facilitate the issuance or maintenance of marketing approvals for any Product, provided, that, reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information; and (ii) that is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that reasonable measures shall have been taken to ensure confidential treatment of such Confidential Information.
12.3 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law, in equity or under this Agreement, to obtain temporary, preliminary and permanent injunctions, without the posting of any bond or other security, enjoining or restraining the other Party and its Affiliates from any violation or threatened violation of this Section 12.
13.FINANCIALS.
13.1 RPC represents that it submits financial statements/filings to the Direction Générale des Finances Publiques each year relating to the Production Facility (“Financial Statements”). RPC shall provide AVADEL with a copy of such Financial Statements each year within [***] of AVADEL’s request.
13.2 RPC and its Affiliates shall not change the location of the Production Facility, or transfer or discontinue manufacture of Product from the Production Facility to an alternate facility without ensuring continuity of supply of the Products (in sufficient quantities to meet AVADEL’s most recent Forecast). The Parties shall agree on a stock building plan as part of RPC’s proposal to ensure such continuity if supply. Should RPC divest or otherwise dispose of the Production Facility, it shall give AVADEL reasonable written notice of such plan and ensure that the acquirer of the Facility shall reaffirm its commitment to the supply of Products to Avadel. For clarity, RPC and its Affiliates shall cover all costs associated with any such change, transfer, discontinuation, divestment, or disposition.
14.TERM; TERMINATION.
14.1 Term; Extension. Unless otherwise terminated pursuant to the terms of this Agreement, the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall expire upon conclusion of the [***] Year. Thereafter, this Agreement shall renew automatically for additional successive [***] periods (each a “Renewal Term”). This Agreement may be terminated by either Party hereto by notifying the other Party in writing at least [***] prior to the end of the then current term (i.e., the applicable Initial Term or Renewal Term) of the intent not to continue with this Agreement for another Renewal Term. The Initial Term and any subsequent Renewal Term(s) collectively define the “Term” of this Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
14.2 Termination for Breach. The failure by either Party (the “Defaulting Party”) to comply with any of the Defaulting Party’s obligations under this Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default. If such default is not cured within [***] after the receipt of such notice (or, if such default reasonably cannot be cured within such [***] period), the Non-Defaulting Party shall be entitled, without prejudice, to any of the other rights conferred on it by this Agreement or available to it at law, in equity or under this Agreement, to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof. The right of either Party to terminate this Agreement, as provided in this Section 14.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.
14.3 Termination for Insolvency. Subject to any limitations imposed by applicable law, either Party shall have the right to terminate this Agreement by giving notice to the other Party in the event that:
(a)Such other Party shall have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction; (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property; (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding; (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets; (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they become due; or (vi) taken corporate action for the purpose of effecting any of the foregoing; or
(b)An involuntary proceeding shall have been commenced, or any involuntary petition shall have been filed, in a court of competent jurisdiction seeking: (i) relief in respect of such other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property; or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition shall have continued undismissed for [***] or an order or decree approving or ordering any of the foregoing shall have continued unstayed, unappealed and in effect for [***].
14.4 Termination Due to FDA Action. This Agreement may be terminated by either Party in the event the FDA does not issue a full approval of the new drug application for the Product within [***] of the Effective Date. For sake of clarity, termination under this Section 14.4 would be appropriate by either Party in the event such new drug application for the Product is/remains denied or tentatively approved [***] after the Effective Date.
14.5 Consequences of Termination.
(a)Upon the expiration or any earlier termination of this Agreement (the “Termination Date”):
(i)RPC shall use reasonable efforts to produce in accordance with the terms of this Agreement all quantities of the Product previously ordered by AVADEL pursuant to Section 4.2 provided that such termination is not by RPC for failure of AVADEL to pay undisputed charges. Subject to the foregoing, RPC shall deliver to AVADEL (or its designee), as promptly as possible, and in any event no later than the date of delivery contained in the relevant Firm Order, at AVADEL cost and expense, such quantities for the Product. RPC shall invoice AVADEL for, and AVADEL shall pay the invoice for, the applicable Purchase Price with respect to all Product delivered pursuant to this Section 14.5(a)(i), in accordance with the terms of this Agreement, provided that such Product conforms with the Production Standards. Additionally, RPC shall return all unused Avadel Material and Intermediate to AVADEL.
(ii)To the extent necessary for RPC to fulfill its obligations under Section 14.5(a)(i), all rights and obligations under this Agreement shall remain in full force and effect until RPC has fulfilled its obligations under Section 14.5(a)(i).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
(iii)No later than [***] after the Termination Date, each Party shall return to the other Party all copies and embodiments, whether physical or electronic, of such other Party’s Confidential Information in such Party’s possession or control; provided, however, that each Party shall be entitled to retain one archival copy of such Confidential Information solely for purposes of monitoring such Party’s compliance with its obligations under Section 12.
(b)Notwithstanding any other provision of this Agreement, all payments to be made on account of or in conjunction with the expiration or termination of this Agreement shall be made in cash and all previously issued, unused trade credits shall be settled in cash upon such expiration or termination.
14.6 Accrued Rights; Surviving Obligations.
(a)Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination, relinquishment or expiration of this Agreement.
(b)All of the Parties’ respective rights and obligations hereunder, including, but not limited to, Sections 5.3(b), 5.5(b), 5.11, 5.12, 6.5, 8.2, 8.3, 10.2, 11, 12, 14.5, 16.2, and 17 shall survive termination, relinquishment or expiration of this Agreement.
15.FORCE MAJEURE.
15.1 Events of Force Majeure. None of the Parties shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to Force Majeure. For purposes of this Agreement, Force Majeure is defined as causes beyond the control of the Party or its reasonable expectations, including, without limitation: acts of God; acts of Governmental Authorities; inability to obtain any permit, governmental approval or authorization; riots, war or civil commotion; destruction of production facilities or materials by fire, flood, epidemics, earthquake, explosion or storm. In such event AVADEL or RPC, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and for [***] thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any event of Force Majeure. If RPC is unable to perform its obligations under this provision, AVADEL shall be entitled to obtain immediately any Materials, Other Materials or work-in-process in the custody of RPC so that it may arrange for the production or completion of Products by other manufacturers in its discretion. If such Force Majeure event is expected to delay production for more than [***], the Parties shall immediately consult with each other to consider how to address such delay.
16.INTELLECTUAL PROPERTY.
16.1 All Avadel Intellectual Property shall be owned solely by AVADEL and no right therein is granted to RPC under this Agreement, except that RPC shall have a non-exclusive, royalty-free license to such intellectual property solely to the extent necessary to perform its obligations under this Agreement. All RPC Intellectual Property shall be owned solely by RPC and no right therein is granted to AVADEL under this Agreement except that, to the extent RPC Intellectual Property is incorporated into Product, AVADEL shall have a paid-up, royalty-free, non-exclusive license to RPC Intellectual Property only to the extent necessary to market, export, import, offer for sale, and sell Product Processed by RPC under this Agreement. Any intellectual property that i) is invented or conceived by RPC as a result of its access to Avadel Intellectual Property and/or Avadel Confidential Information and ii) relates to oxybate products, shall be owned solely by AVADEL, and RPC will cooperate in good faith and at AVADEL’s expense to enable AVADEL to secure protection for such intellectual property. In the event intellectual property that does not relate to oxybate products is jointly invented/conceived by the Parties, the Parties shall cooperate to achieve allocation of rights to such jointly invented/conceived intellectual property, and

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
each Party shall be solely responsible for its respective costs associated with the protection of such jointly invented intellectual property.
16.2 During the Term of this Agreement, and for a period of [***] following termination of this Agreement, RPC shall not manufacture any oxybate product (i.e., a pharmaceutical product comprising gamma-hydroxybutyrate or any salt, hydrate, solvate, tautomer, prodrug, or the like, including any combination thereof) for any Third Party using capital equipment purchased by RPC with AVADEL funds. This Section 16.2 shall in no way limit RPC’s confidentiality obligations set forth in Section 12.1 above.
17.MISCELLANEOUS.
17.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. AVADEL shall sell the Product without participation of RPC in the negotiation or consummation of such sales, and, as between the Parties, AVADEL shall derive the entire income and incur the entire loss, as the case may be, from such sales. RPC shall only be entitled to the applicable Conversion Charge as set forth in this Agreement.
17.2 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with generally accepted accounting principles, consistently applied. Any right to examine records under this Agreement shall be deemed to include the right to make copies thereof, subject to the Parties’ respective obligations under Section 12.
17.3 Assignment. Neither Party shall be entitled to assign its rights hereunder without the express written consent of the other Party hereto, such consent not to be unreasonably withheld or delayed, except that either Party may assign its rights to (i) an Affiliate; or (ii) any assignee who acquires all or substantially all of such its business, business division relevant to the Product, the Product line, the Product or in the event of its merger or consolidation or similar transaction. No such assignment shall be valid and effective unless and until the assignee shall agree in writing to be bound by the provisions of this Agreement. Any assignment not in accordance with this Section 17.3 shall be null and void.
17.4 Sub-contracting. RPC shall not sub-contract any of the work to be performed hereunder without the prior written consent of AVADEL. No such sub-contracting shall relieve RPC of any of its obligations hereunder.
17.5 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever.
17.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
17.7 Notice. Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by registered or certified mail (return receipt requested), or express courier service (signature required) to the Party for which such notice is intended, at the address set forth below for such Party:
(a)In the case of AVADEL, to:
Flamel Ireland Limited
Attention: General Manager
10 Earlsfort Terrace

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Dublin 2
D02 T380
IRELAND
with electronic copy to: [***]
(b)In the case of RPC, to:
Recipharm Pessac
Attention: General Manager
11 Avenue Gustave Eiffel
33600 Pessac
FRANCE
with electronic copy to: [***]
or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be the date on which such notice or request has been given. If sent by mail or express courier, the date of actual receipt shall be the date on which such notice or request has been given (unless such mailed or couriered notice or request merely confirms a notice or request previously delivered in accordance with this Section 17.7).
17.8 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.
17.9 Public Announcements. Neither Party shall make any public announcement regarding the business relationship of the Parties or this Agreement.
17.10 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
17.11 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to import, export, reexport, store, sell, distribute or otherwise transfer any Product manufactured under this Agreement without compliance with all applicable laws, rules and regulations.
17.12 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
17.13 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
17.14 Governing Law; English Original Controlling. This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland, without regard to conflicts of law principles; provided, however, that any arbitration proceeding shall be conducted pursuant to Section 17.15. Each Party further irrevocably submits to the jurisdiction of such court in any claim that may arise under this Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.
17.15 Dispute Resolution.
(a)The Parties shall attempt to resolve amicably any dispute arising in connection with this Agreement for a period of [***]. All disputes not so resolved shall be, if mutually agreed to by the Parties, finally settled by arbitration in accordance with the Arbitration and Conciliation Act, 1996. The arbitration shall be held in Zurich, Switzerland. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. Each Party shall select one arbitrator who shall be an experienced lawyer and fluent in English. The two arbitrators appointed by the Parties shall select a third arbitrator.
(b)Section 17.15(a) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party that would cause irreparable harm to the first Party.
17.16 Specific Performance. Each Party agrees that a failure by any Party to perform its obligations under this Agreement shall result in irreparable damage and that specific performance of such obligations may be obtained without the posting of any bond or other security.
17.17 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and thereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof (to the exclusion of any other terms not contained herein including those contained in any Purchase Order) and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the Effective Date in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby. In the event of a conflict or inconsistency between this Agreement and the Quality Agreement, this Agreement shall control and prevail unless such conflict or inconsistency pertains to quality issues with respect to the Product, in such event, the Quality Agreement shall control and prevail.
17.18 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
17.19 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same Agreement.
17.20 Business Conduct and Ethics. AVADEL takes seriously its compliance and ethics responsibilities and seeks to do business only with parties who share our high standards of ethical behavior. In this regard, the Parties agree that throughout the Term of this Agreement, the Parties will at all times comply with the human rights, compliance, and environment standards set forth in Exhibit B of this Agreement.
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IN WITNESS WHEREOF, each of the Parties has caused its duly authorized representative to execute this Agreement as of the Effective Date.

FLAMEL IRELAND LIMITED	RECIPHARM PESSAC
AUTHORIZED SIGNATURE: By: /s/ Rosemarie Tully	AUTHORIZED SIGNATURE: By: /s/ Veronique Beaugnier
PRINTED SIGNATORY’S NAME: Rosemarie Tully	PRINTED SIGNATORY’S NAME: Veronique Beaugnier
PRINTED SIGNATORY’S TITLE: President	PRINTED SIGNATORY’S TITLE: General Manager Pessac
DATE SIGNED: 06 October 2022	DATE SIGNED: 06 octobre 2022